Exhibit 99.1

NEWS
RELEASE

2007-07

FOR IMMEDIATE RELEASE
Contact: Doug Aron
713-688-9600 x145

FRONTIER OIL ANNOUNCES INCREASED SHARE REPURCHASE AUTHORIZATION
AND 67% INCREASE IN QUARTERLY CASH DIVIDEND

HOUSTON, TEXAS, April 24, 2007 - The Board of Directors of Frontier Oil Corporation (NYSE: FTO) today announced a $100 million increase to the Company’s existing share repurchase authorization and an increase in the regular quarterly cash dividend to $0.05 per share ($0.20 annualized) from the current level of $0.03 per share, an increase of approximately 67%. Frontier had repurchased $28.3 million of stock to date under the previous $100 million authorization, leaving $171.7 million authorized for future share repurchases. The increased quarterly cash dividend will be paid on July 11, 2007 to shareholders of record on June 29, 2007.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “Despite significant capital expenditures for 2007, our cash balance has increased from the $405.5 million we reported at year-end 2006. We believe we have more than enough liquidity to complete our previously announced growth projects and therefore have excess cash available to retire more of our common stock.”

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This news release includes forward-looking statements concerning the Company. These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates. The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. Actual results and outcomes often differ from expectations.

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10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411 (713) 688-9600 Fax (713) 688-0616